Exhibit (n)(2)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
MSC Income Fund, Inc.
We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated financial statements of MSC Income Fund, Inc., and subsidiaries (the “Company”) as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, included in the Prospectus and Registration Statement, and our report thereon dated March 8, 2024 expressed an unqualified opinion on those consolidated financial statements.
The information contained in the Senior Securities table, appearing under the caption “Senior Securities,” as of December 31, 2023, 2022, 2021, 2020, and 2019 (“supplemental information”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The supplemental information is the responsibility of the Company’s management. Our audit procedures included determining whether the supplemental information reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the information contained in the Senior Securities table, appearing under the caption “Senior Securities,” as of December 31, 2023, 2022, 2021, 2020, and 2019 is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.
/s/ GRANT THORNTON LLP
Houston, Texas
October 3, 2024